EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.
An American Stock Exchange Listed Company
10055 Seminole Boulevard
Seminole, Florida 33772-2539
Telephone (727) 397-9611
Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO (727) 803-7135	FOR IMMEDIATE RELEASE

SUPERIOR UNIFORM GROUP REPORTS SECOND QUARTER RESULTS

SEMINOLE, Florida - July 22, 2004 – Superior Uniform Group, Inc., (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2004, sales were $34,470,407 compared with 2003 second quarter sales of $34,187,586. Net income was $1,277,333 or $0.17 per share (diluted), compared with net income of $1,283,065 or $0.18 per share (diluted) in the 2003 second quarter.

For the six months ended June 30, 2004, sales were $67,445,795, compared with sales of $65,142,533 in the six months ended June 30, 2003. Net income for the six months ended June 30, 2004 was $2,407,801 or $0.32 per share (diluted) versus a net income of $1,909,251 or $0.26 per share (diluted) in the first six months of 2003.

Michael Benstock, Chief Executive Officer, commented: “The slight increase in revenues for the second quarter resulted from the first quarter acquisition of UniVogue and increasing revenues from several new national account contracts signed near the end of 2003 offset by continued soft demand from our existing customers. Our earnings remained essentially flat in comparison to the prior year quarter due to several factors. We have continued to invest in our sales and marketing management team as we continue the transition from a manufacturing focused organization to a sales and marketing driven organization. We believe that these investments will enhance our ability to grow sales and earnings in the future. Additionally, we incurred approximately $190,000, in pre-tax costs relative to the upgrade of SAP, our Enterprise Resource Planning system, which was completed successfully in the second quarter and $110,000 in outside consulting to help us prepare for compliance with Section 404 of the Sarbanes-Oxley Act, which is ongoing.”

Superior Uniform Group, through its marketing divisions – Fashion Seal Uniforms®, Martin’s®, Empire®, Fashion Seal Hospitality, Worklon®, Universal®, Sope Creek® and UniVogue – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

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Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,
	2004	2003
Net sales	$34,470,407	$34,187,586

Costs and expenses:
Cost of goods sold	22,389,285	22,036,004
Selling and administrative expenses	9,987,212	9,987,399
Interest expense	156,577	181,118

	32,533,074	32,204,521

Earnings before taxes on income	1,937,333	1,983,065
Taxes on income	660,000	700,000

Net earnings	$1,277,333	$1,283,065

Basic net earnings per common share	$0.17	$0.18

Diluted net earnings per common share	$0.17	$0.18

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Net sales	$67,445,795	$65,142,533

Costs and expenses:
Cost of goods sold	43,691,386	42,051,459
Selling and administrative expenses	19,751,970	19,790,064
Interest expense	314,638	351,759

	63,757,994	62,193,282

Earnings before taxes on income	3,687,801	2,949,251
Taxes on income	1,280,000	1,040,000

Net earnings	$2,407,801	$1,909,251

Basic net earnings per common share	$0.32	$0.27

Diluted net earnings per common share	$0.32	$0.26

Dividends per common share	$0.27	$0.27

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

JUNE 30,

(Unaudited)

	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,353,750	$9,668,710
Accounts receivable	28,785,231	23,104,081
Inventories	37,958,123	40,445,414

TOTAL CURRENT ASSETS	75,097,104	73,218,205

PROPERTY, PLANT AND EQUIPMENT, NET	19,944,151	19,160,200
GOODWILL	741,929	741,929
OTHER INTANGIBLE ASSETS	2,475,536	—
OTHER ASSETS	6,200,333	5,434,661

	$104,459,053	$98,554,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,909,730	$4,797,176
Accrued expenses	4,897,857	5,660,088
Current portion of long-term debt	1,221,216	1,140,809

TOTAL CURRENT LIABILITIES	12,028,803	11,598,073

LONG-TERM DEBT	5,644,464	6,865,679
DEFERRED INCOME TAXES	300,000	10,000
SHAREHOLDERS' EQUITY:
Preferred stock, $1 par value - authorized 300,000 shares (none issued)
Common stock, $.001 par value - authorized 50,000,000 shares; issued and outstanding 7,455,387 and 7,138,762, respectively	7,455	7,139
Additional paid-in capital	14,593,022	10,941,231
Retained earnings	72,288,309	70,053,873
Cumulative Comprehensive Income (Loss)	(403,000)	(921,000)

TOTAL SHAREHOLDERS' EQUITY	86,485,786	80,081,243

	$104,459,053	$98,554,995